[CATALYST LIGHTING GROUP LOGO]

                               FIRST QUARTER 2004
                                    VOLUME 1
                                APRIL 12 , 2004

HIGHLIGHTS
o     WHITCO MOVES TO A STRATEGIC LOCATION
o     WHITCO BEGINS SELFPRODUCTION
o     MANAGEMENT

INTRODUCTIONS
o     WWW.CATALYSTLIGHTING.COM

            CATALYST LIGHTING GROUP ANNOUNCES FIRST QUARTER EARNINGS

      FORT WORTH, TEXAS-- (FEBRUARY 24, 2004) Catalyst Lighting Group, Inc., a manufacturer and marketer of outdoor lighting poles and accessories through its Whitco Company, LP subsidiary, today announced its financial results for the first quarter of fiscal 2004.

      Total revenue for the quarter ended December 31, 2003 increased 36 percent to $4.5 million from $3.3 million in the prior year's comparable quarter. This improvement in revenue resulted from an increase in pole sales through all channels. Total gross profit on sales increased 22% for the quarter to $1.4 million, compared to $1.1 million for the same period last year. Gross margin for the quarter decreased to 30.6% from 33.8% during the comparable quarter last year. The decrease in gross margin is attributable to an increase in freight expense and a mix of lower margin sales of products. Operating income for the quarter increased 231% to $30,855, compared to $9,296 for the same period last year. The net loss before provision for income taxes was $66,530 for the current quarter, compared to a net loss of $65,994 for the comparable quarter last year. Interest expense for the quarter was $97,385, compared to $71,519 for the same period last year. The loss for the quarter is primarily attributable to seasonal sales factors and a revised expense structure related to becoming a public company.

      Dennis Depenbusch, CEO of Catalyst Lighting Group stated, "During the quarter, we made great strides in growing sales and improving financial performance. We feel that the company is poised to benefit from expansion into the public markets and grow market share in the outdoor lighting segment."

      Catalyst Lighting Group is headquartered in Fort Worth, Texas and is currently a public company reporting to the SEC, but not yet trading on the open market. The company plans to begin trading in the near future. Through its sole subsidiary, Whitco Company, LP, Catalyst manufactures and markets light poles for the commercial and industrial markets. The company sells and distributes its products through a network of more than 70 agents stationed throughout the United States. More information about Catalyst Lighting Group, Inc. may be found on the company's Web site, www.catalystlighting.com

Whitco Moves to a Strategic Location

      Catalyst Lighting Group has moved its corporate offices and manufacturing facility to 7700 Wyatt Drive, Fort Worth, Texas, 76108. The location consists of approximately 38,000 square feet of production and office space that will accommodate the welding and fabrication of all painted poles. This move allows for the expansion of the corporate offices and places them contiguous to its production facility and immediately adjacent to its existing contract powder-coating facility. The company is also pleased to announce a strategic relationship with Saf-T-Box Storage Systems Limited Partnership to complete the painting of its lighting poles. Catalyst will complete the fabrication of its powder-coated pole products at its new location. The company has engaged Technical Change Associates (TCA) to assist in creating a world class manufacturing environment.

      "We are pleased to begin production of our own painted pole products in a new facility and in conjunction with a contract powder coating company capable of meeting our volume and strict quality criteria," stated Henry Glover, President of Catalyst. "The move into this new manufacturing facility will allow us to increase our efficiency and better monitor the quality of our production. Additionally, the adjacency of a state-of-the-art quality powdercoat supplier enhances our ability to keep our material handling to a minimum and provides the potential for quicker delivery times to our customers."

      Whitco engaged TCA to assist in creating a world class manufacturing environment. "It is a pleasure to work with a company committed to aggressive goals and World Class production efficiencies," stated David R. Dixon, President and Founder of TCA. "We intend to assist the company in creating the most efficient, quality production environment in the pole industry."

MANAGEMENT INTRODUCTIONS

DENNIS DEPENBUSCH

      In addition to leading the formation of Catalyst Lighting Group, Mr. Depenbusch has been managing partner of Whitco Company, LP since its acquisition in June 2000. Prior to that, he was vice president of Euronet Worldwide, a NASDAQ-listed technology company, where he held management responsibilities in three European countries from 1995 to 2000. During his tenure, Euronet ranked No. 2 on the Deloitte & Touche Technology Fast 500 list for the year 2000, based on its five-year revenue growth of 66,790 percent. Mr. Depenbusch holds an MBA, Summa Cum Laude, and a BS in Business from the University of Kansas.

HENRY GLOVER

      Mr. Glover is the President of Whitco Company, LP. He joined the company in 2001 with more than 20 years of lighting industry experience. He has served as president of a $25 million lighting fixture company and has held management positions at three leading U.S. lighting companies: Genlyte Thomas Group, USI Lighting and Lithonia Lighting. Mr. Glover has an MBA from the University of Georgia and a BS in Economics from the College of Charleston.

TOM LACH

      Mr. Lach joined Whitco in October 2000 and serves as the Vice President of Engineering. He has over 11 years experience in steel structural design and engineering. Prior to joining Whitco, Mr. Lach worked for GE Sports Lighting Systems, Trans American Power Products and Valmont Industries. Mr. Lach has a BS in Mechanical Engineering from the University of Missouri, Rolla and has a PE in Civil Engineering for the State of Nebraska.

BRADY BASIL

      Mr. Basil joined Whitco in April 2003 as Controller. He joined Whitco from Saint- Gobain Abrasives, Inc. where he served as Finance Manager. He was responsible for all facility accounting and financial functions. From Dec. 2000 to Apr. 2002 he served as Regional Controller for Lennox International, Inc. where he was responsible for all regional accounting and financial functions. Prior to that, he worked for Sport Supply Group, Inc. from Aug. 1998 to Sept. 2000 as Manager of Mergers & Acquisitions/ Division Controller. He was also Controller for Wooden Pallets, Inc. and Division Controller for the MacGregor Youth Division for Sport Supply Group, Inc. as well as an Accountant for Trinity Industries, Inc. Mr. Basil has a BS in Business Administration and Accounting from Texas Christian University and is a Certified Public Accountant.

LARRY "BO" RICHARDSON

      Mr. Richardson is the National Sales Manager. Mr. Richardson was formerly with Genlyte Thomas Group and spent the last year as Agency Sales Manager for the Whitco Poles division of Catalyst Lighting Group, Inc. Mr. Richardson received his Master of Public Policy and Administration and Bachelor of Business Administration degrees from Baylor University.


*UNAUDITED NUMBERS                      ACTUAL                ACTUAL               VARIANCE
                                         2004         %        2003         %        FAV        %
                                       --------------------------------------------------------------
SALES                                  4,451,910   100.00%  3,282,406   100.00%  1,169,504     35.6%

COST OF SALES                          3,091,392    69.44%  2,172,735    66.19%   (918,657)   (42.3%)
                                       ---------            ---------            ---------

GROSS PROFIT                           1,360,518    30.56%  1,109,671    33.81%    250,847     22.6%

GENERAL, SELLING AND ADMIN. EXP        1,329,664    29.87%  1,100,376    33.52%   (229,288)   (20.8%)
                                       ---------            ---------            ---------

OPERATING PROFIT (LOSS)                   30,855     0.69%      9,296     0.28%     21,559    231.9%

OTHER INCOME (EXPENSES)

  REVERSE MERGER EXPENSE                      --     0.00%      3,771     0.11%      3,771    100.0%

  INTEREST EXPENSE                        97,385     2.19%     71,519     2.18%    (25,866)   (36.2%)
                                       ---------            ---------            ---------

NET INCOME (LOSS) BEFORE INCOME TAX      (66,530)   (1.49%)   (65,994)   (2.01%)      (536)    (0.8%)

PROVISION FOR INCOME
 TAX EXPENSE (BENEFIT)                    23,561     0.53%         --     0.00%     23,561      0.00%
                                       ---------            ---------            ---------

NET INCOME (LOSS)                        (42,969)   (0.97%)   (65,994)   (2.01%)    23,025     34.9%
                                       =========            =========            =========


FOR MORE INFORMATION, CONTACT:
Jeff Elliott or Hala Aly
Halliburton Investor Relations
(972) 458-8000
or
Dennis Depenbusch
Catalyst Lighting Group, Inc.
(817) 738-8181

Certain of the above statements contained in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Actual results, events and circumstances (including future performance, results and trends) could differ materially from those set forth in such statements due to various factors, risks and uncertainties, including but not limited to, risks associated with Catalyst Lighting Group, Inc.'s future growth and operating results, the uncertainty of market acceptance of the company's products, technological change, competitive factors and general economic conditions. Catalyst Lighting Group, Inc. has no duty and undertakes no obligation to update such statements.